EXHIBIT 21.1





Subsidiaries of US Airways Group, Inc.
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  US Airways, Inc.
    Incorporated under the laws of the State of Delaware.

  Allegheny Airlines, Inc. (operates under the trade name
    "US Airways Express")
      Incorporated under the laws of the State of Delaware.

  Piedmont Airlines, Inc. (operates under the trade name
    "US Airways Express")
      Incorporated under the laws of the State of Maryland.

  PSA Airlines, Inc. (operates under the trade name
    "US Airways Express")
      Incorporated under the laws of the State of Pennsylvania.

  Shuttle, Inc. (operates under the trade name
    "US Airways Shuttle")
      Incorporated under the laws of the State of Delaware.

  US Airways Fuel Corporation
    Incorporated under the laws of the State of Delaware.

  US Airways Leasing and Sales, Inc.
    Incorporated under the laws of the State of Delaware.

  Material Services Company, Inc.
    Incorporated under the laws of the State of Delaware.